As filed with the Securities and Exchange Commission on July 31, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3818604
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4820 Eastgate Mall, Suite 200
San Diego, California 92121
(Address of Principal Executive Offices)(Zip Code)

Amended and Restated 1999 Employee Stock Purchase Plan
2014 Equity Incentive Plan
(Full titles of the plans)

Deanna H. Lund
Executive Vice President and Chief Financial Officer
Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
San Diego, California 92121
(Name and address of agent for service)

(858) 812-7300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Amended and Restated 1999 Employee Stock Purchase Plan (3) Common Stock, par value $0.001 per share	3,000,000	$11.59	$34,770,000	$4,029.84
2014 Equity Incentive Plan (4) Common Stock, par value $0.001 per share	5,300,996	$11.59	$61,438,544	$7,120.73

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Registrant”), that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on July 28, 2017, as reported on the NASDAQ Global Select Market.

(3)
Represents 3,000,000 additional shares of Common Stock available for future issuance under the Registrant’s Amended and Restated 1999 Employee Stock Purchase Plan (the “ESPP”). 70,000 shares available for issuance under the ESPP were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 5, 1999 (Registration No. 333-90455). An additional 80,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on October 17, 2001 (Registration No. 333-71702). An additional 135,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on June 28, 2004 (Registration No. 333-116903). An additional 150,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on November 12, 2008 (Registration No. 333-155317). An additional 625,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on June 28, 2010 (Registration No. 333-167839). An additional 250,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on October 25, 2011 (Registration No. 333-177494). An additional 900,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on July 27, 2012 (Registration No. 333-182910). An additional 1,500,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on September 13, 2013 (Registration No. 333-191156). An additional 1,500,000 shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Commission on August 27, 2015 (Registration No. 333-206620). Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the ESPP.

(4)
Represents 2,500,000 additional shares of Common Stock available for future issuance under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”), plus up to 2,800,996 shares of Common Stock that are, or were previously, subject to outstanding stock awards granted under prior plans or outside of prior plans and that on or after August 20, 2014 have expired, terminated, or otherwise returned to the Company and become available for issuance under the 2014 Plan or that may in the future expire, terminate, or otherwise return to the Company and become available for issuance under the 2014 Plan (collectively, the “Returning Shares”). The Returning Shares that are registered under this Registration Statement are, or were previously, subject to outstanding stock awards granted under the following prior plans and non-plan grants: 1999 Equity Incentive Plan (118,854 shares of Common Stock); 2000 Nonstatutory Stock Option Plan (6,115 shares of Common Stock); Amended and Restated 2005 Equity Incentive Plan (911,389 shares of Common Stock); 2011 Equity Incentive Plan (1,083,580 shares of Common Stock); 2000 Digital Fusion, Inc. Stock Option Plan (8,290 shares of Common Stock); 1998 Digital Fusion, Inc. Stock Option Plan (88 shares of Common Stock); Amended and Restated 2005 Digital Fusion, Inc. Equity Incentive Plan (74,862 shares of Common Stock); 1999 Digital Fusion, Inc. Stock Option Plan (896 shares of Common Stock); Henry Bros. Electronics, Inc. 2006 Stock Option Plan (3,857 shares of Common Stock); Amended and Restated Herley Industries, Inc. 2010 Stock Plan (88,807 shares of Common Stock); Amended and Restated Integral Systems, Inc. 2008 Stock Incentive Plan (221,685 shares of Common Stock); and various non-plan grants (282,573 shares of Common Stock). 3,097,322 shares available for issuance under the 2014 Plan were initially registered on a registration statement on Form S-8 filed with the Commission on August 20, 2014 (Registration No. 333-198268).

INTRODUCTORY NOTES

On May 31, 2017, the Registrant held its annual meeting of stockholders, at which the Registrant’s stockholders approved (i) the amendment to the ESPP which increased the aggregate number of shares that may be issued under the ESPP by 3,000,000 shares and (ii) the amendment to the 2014 Plan which increased the aggregate number of shares that may be issued under the 2014 Plan by 2,500,000 shares.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)           The Registrant’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s fiscal year ended December 25, 2016 as filed with the Commission on February 27, 2017;

(b)               The Registrant’s quarterly report on Form 10-Q for its fiscal quarter ended March 26, 2017, filed with the Commission on May 4, 2017, and the quarterly report on Form 10-Q for its fiscal quarter ended June 25, 2017, filed with the Commission on July 27, 2017;

(c)               The Registrant’s current reports on Form 8-K filed with the Commission on January 17, 2017, March 2, 2017, March 7, 2017, and June 6, 2017;

(d)     The portions of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 14, 2017 that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016; and

(e)     The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers on terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation, as amended, includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, the Registrant’s second amended and restated bylaws, as amended, require the Registrant to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action, suit or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or serves or served at any other enterprise as a director, officer, employee or agent at the Registrant’s request, against expenses, liability and loss (including attorneys' fees, judgments, fines, settlements and certain other amounts) reasonably incurred or suffered by such person in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. The Registrant is required to advance expenses incurred by its directors and officers in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by the Registrant’s amended and restated certificate of incorporation, as amended, and its second amended and restated bylaws, as amended, are not exclusive.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with certain of its directors and officers. Pursuant to these indemnification agreements, the Registrant is obligated to indemnify each director and officer who is a party to the indemnification agreement to the fullest extent permitted by the DGCL against any and all expenses, as defined in the indemnification agreements, reasonably incurred by such person as a result of any threatened, asserted, pending or completed action, suit, investigation or proceeding that arises out of any event or occurrence related to the fact that such person is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee, or agent of another enterprise, including any of the Registrant’s subsidiaries. Such additional indemnity is not available, however, with respect to: (i) acts, omissions or transactions for which the director or officer is prohibited from receiving indemnification, exoneration or hold harmless rights under the agreement or applicable law; (ii) proceedings or claims initiated or brought by such director or officer against the Registrant or its directors, officers, employees or other agents, except with respect to proceedings brought to enforce a right to indemnification under the indemnification agreements or with respect to a proceeding initiated by the director or officer that was either approved by the Registrant’s board of directors or required by applicable law; or (iii) expenses and the payment of profits arising from the purchase and sale by a director or officer of securities in violation of Section 16(b) of the Exchange Act, or any similar successor statute. The indemnification agreements require the Registrant to advance expenses incurred by its directors and officers in defending any action or proceeding for which indemnification is required or permitted.
The Registrant also maintains a director and officer insurance policy which insures its directors and officers and those of its subsidiaries, within certain limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.
Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Filing Date/Period End Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions, Inc., as amended.	10-K	02/27/17	3.1

4.2	Second Amended and Restated Bylaws of Kratos Defense & Security Solutions, Inc., as amended.	10-K	02/27/17	3.2

4.3	Specimen Common Stock Certificate.	10-K	02/27/17	4.1

5.1	Opinion of Counsel, Paul Hastings LLP.				X

23.1	Consent of Counsel, Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).				X

23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.				X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).				X
99.1	Amended and Restated 1999 Employee Stock Purchase Plan, as amended.				X

99.2	2014 Equity Incentive Plan, as amended.				X

Item 9.        Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 31st day of July, 2017.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:	/s/ Eric DeMarco
Eric DeMarco
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Eric M. DeMarco and Deanna Lund, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric DeMarco	President, Chief Executive Officer and Director	7/31/2017
Eric DeMarco	(Principal Executive Officer)

/s/ Deanna Lund	Executive Vice President and Chief Financial Officer	7/31/2017
Deanna Lund	(Principal Financial Officer)

/s/ Maria Cervantes de Burgreen	Vice President, and Corporate Controller	7/31/2017
Maria Cervantes de Burgreen	(Principal Accounting Officer)

/s/ Scott Anderson	Director	7/31/2017
Scott Anderson

/s/ Bandel Carano	Director	7/31/2017
Bandel Carano

/s/ William Hoglund	Director	7/31/2017
William Hoglund

/s/ Scot Jarvis	Director	7/31/2017
Scot Jarvis

/s/ Jane Judd	Director	7/31/2017
Jane Judd

/s/ Samuel Liberatore	Director	7/31/2017
Samuel Liberatore

/s/ Amy Zegart	Director	7/31/2017
Amy Zegart

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Filing Date/Period End Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions, Inc., as amended.	10-K	02/27/17	3.1

4.2	Second Amended and Restated Bylaws of Kratos Defense & Security Solutions, Inc., as amended.	10-K	02/27/17	3.2

4.3	Specimen Common Stock Certificate.	10-K	02/27/17	4.1

5.1	Opinion of Counsel, Paul Hastings LLP.				X

23.1	Consent of Counsel, Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).				X

23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.				X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).				X
99.1	Amended and Restated 1999 Employee Stock Purchase Plan, as amended.				X

99.2	2014 Equity Incentive Plan, as amended.				X